Exhibit 99

Mexico City, February 27, 2007

To the Stockholders of
Grupo Modelo, S. A. B. de C. V.:

We have audited the accompanying consolidated balance sheets of Grupo Modelo, S. A. B. de C. V. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended which, as described in Note 2, have been prepared on the basis of Mexican financial information standards. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.

As described in Note 19 to the financial statements, the Company’s financial statements have been prepared on the basis of Mexican financial information standards. These financial information standards differ in some instances from accounting principles generally accepted in the United States of America.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grupo Modelo, S. A. B. de C. V. and subsidiaries at December 31, 2006 and 2005, the results of their operations, and their cash flows for the years then ended, in conformity with Mexican financial information standards.

PricewaterhouseCoopers
C.P. José A. Salazar Tapia

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
(FORMERLY GRUPO MODELO, S.A. DE C.V. AND SUBSIDIARIES)
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005
(Amounts expressed in thousands of pesos of December 31, 2006 purchasing power)

ASSETS	2006	2005
CURRENT:
Cash and marketable securities	$ 22,092,645	$ 18,348,478
Accounts and notes receivable (Note 3)	3,589,619	3,273,800
Inventories (Note 4)	6,709,519	5,995,656
Prepaid expenses and other current items	2,132,999	2,303,481
Total current assets	34,524,782	29,921,415
Long-term accounts and notes receivable (Note 3)	1,385,605	1,203,461
Investment in shares of associated companies (Note 5)	3,239,198	2,859,612
PROPERTY, PLANT AND EQUIPMENT (Note 6)	73,411,974	70,080,934
Accumulated depreciation	(24,216,352)	(22,424,252)
	49,195,622	47,656,682
Other assets (Note 7)	2,400,812	1,894,109
Total assets	$ 90,746,019	$ 83,535,279

LIABILITIES
CURRENT:
Suppliers	$ 2,993,648	$ 1,594,187
Employees’ Profit Sharing (Note 12)	1,253,905	978,681
Excise tax on production and services payable	1,039,649	970,421
Accounts payable and other accumulated expenses	910,963	1,182,612
Total current liabilities	6,198,165	4,725,901
Deferred tax and employees’ profit sharing (Note 12c.)	8,060,923	7,907,121
Labor obligations upon retirement (Note 8)	-	29,495
Contingencies and commitments (Note 9)	-	-
Total liabilities	14,259,088	12,662,517
STOCKHOLDERS' EQUITY
Capital stock (Note 10)	15,784,081	15,784,081
Premium on share subscription	1,051,184	1,051,184
EARNED SURPLUS (Notes 11 and 12):
Legal reserve	2,667,660	2,292,130
Reserve for acquisition of own shares	663,964	663,964
Retained earnings	36,644,626	33,620,318
Net income for the year, as per the income statement	8,671,559	7,586,810
	48,647,809	44,163,222
Accumulated effect of deferred tax	(5,274,570)	(5,274,570)
Adjustment to capital for labor obligations upon retirement (Note 8)	(414,596)	(513,331)
Deficit in the restatement of stockholders’ equity	(1,007,087)	(722,835)
Total majority stockholders’ equity	58,786,821	54,487,751
MINORITY INTEREST:
Anheuser-Busch Companies, Inc.	17,555,693	16,256,918
Other investors	144,417	128,093
Total minority interest	17,700,110	16,385,011
Total stockholders' equity	76,486,931	70,872,762
Total liabilities and stockholders’ equity	$ 90,746,019	$ 83,535,279

The accompanying nineteen notes are an integral part of these consolidated financial statements, which were authorized for issuance on February 12, 2007 by the officers specified at the foot of the financial statements and the notes thereto.

Ing. Carlos Fernández González	C.P. Ernesto Alcalde y Rodríguez
Board President and General Director	Vice President of Finance

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
(FORMERLY GRUPO MODELO, S.A. DE C.V. AND SUBSIDIARIES)
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Amounts expressed in thousands of pesos of December 31, 2006 purchasing power)

	2006	2005
NET BEER SALES	$49,795,224	$45,702,831
OTHER INCOME	7,032,393	5,856,074
	56,827,617	51,558,905
COST OF SALES	25,638,446	23,697,763
Gross profit	31,189,171	27,861,142
OPERATING EXPENSES:
Sales and distribution	11,027,253	9,300,939
Administrative	3,912,113	4,228,919
	14,939,366	13,529,858
Operating profit	16,249,805	14,331,284
OTHER INCOME, Net	671,321	263,804
COMPREHENSIVE FINANCING INCOME:
Interest earned - Net	1,241,309	1,392,068
Exchange profit (loss) - Net	111,611	(102,138)
Loss on monetary position	(923,968)	(644,789)
	428,952	645,141
Profit before provisions	17,350,078	15,240,229
PROVISIONS FOR (Note 12):
Income and asset tax	4,782,837	4,492,202
Employees’ profit sharing	1,255,054	859,850
	6,037,891	5,352,052
Consolidated net income for the year	$ 11,312,187	$ 9,888,177
Majority interest profit	$ 8,671,559	$ 7,586,810
MINORITY INTEREST PARTICIPATION:
Anheuser-Busch Companies Inc.	$2,623,117	$2,287,589
Other investors	17,511	13,778
Minority net income	$2,640,628	$2,301,367
Earnings per share (Amounts in Mexican pesos, attributable to majority interest)	$2.6667	$2.3331

The accompanying nineteen notes are an integral part of these consolidated financial statements, which were authorized for issuance on February 12, 2007 by the officers specified at the foot of the financial statements and the notes thereto.

Ing. Carlos Fernández González	C.P. Ernesto Alcalde y Rodríguez
Board President and General Director	Vice President of Finance

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
(FORMERLY GRUPO MODELO, S.A. DE C.V. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Amounts expressed in thousands of pesos of December 31, 2006 purchasing power)

			Retained Earnings
	Capital Stock	Premium on share subscription	Legal reserve	Reserve for acquisition of own shares
Balances January 1, 2005	$15,784,081	$1,051,184	$1,963,506	$663,964
Appropriation of 2004 profit as agreed at the General Ordinary Stockholders’ Meeting of April 18, 2005 as follows:
To retained earnings
To legal reserve			328,624
Dividend payment at the rate 1.05 of Mexican peso per outstanding share
Dividend payment to minority stockholders’
Comprehensive income (Note 11)
Balances at December 31, 2005	15,784,081	1,051,184	2,292,130	663,964
Application of 2005 profit as agreed at the General Ordinary Stockholders’ Meeting of April 24, 2006 as follows:
To retained earnings
To legal reserve			375,530
Dividend payment at the rate 1.25 of Mexican pesos per outstanding share
Dividend payment to minority stockholders’
Comprehensive income
Balances at December 31, 2006	$15,784,081	$1,051,184	$2,667,660	$663,964

	Retained Earnings
	Not Applied	For the year	Accumulated effect of deferred tax	Adjustment capital for labor obligations at retirement	Deficit in restatement of stockholders’ equity	Minority interest	Total
Balances January 1, 2005	$30,930,492	$6,647,930	$(5,274,570)	$(802,854)	$(723,647)	$15,145,766	$65,385,852
Appropriation of 2004 profit as agreed at the General Ordinary Stockholders’ Meeting of April 18, 2005 as follows:
To retained earnings	6,647,930	(6,647,930)
To legal reserve	(328,624)
Dividend payment at the rate 1.05 of Mexican peso per outstanding share	(3,629,480)						(3,629,480)
Dividend payment to minority stockholders’						(1,147,755)	(1,147,755)
Comprehensive income (Note 11)		7,586,810		289,523	812	2,387,000	10,264,145
Balances at December 31, 2005	33,620,318	7,586,810	(5,274,570)	(513,331)	(722,835)	16,385,011	70,872,762
Application of 2005 profit as agreed at the General Ordinary Stockholders’ Meeting of April 24, 2006 as follows:
To retained earnings	7,586,810	(7,586,810)
To legal reserve	(375,530)
Dividend payment at the rate 1.25 of Mexican pesos per outstanding share	(4,186,972)						(4,186,972)
Dividend payment to minority stockholders’						(1,268,162)	(1,268,162)
Comprehensive income		8,671,559		98,735	(284,252)	2,583,261	11,069,303
Balances at December 31, 2006	$36,644,626	$8,671,559	$(5,274,570)	$(414,596)	$(1,007,087)	$17,700,110	$76,486,931

The accompanying nineteen notes are an integral part of these consolidated financial statements, which were authorized for issuance on February 12, 2007 by the officers specified at the foot of the financial statements and the notes thereto.

Ing. Carlos Fernández González	C.P. Ernesto Alcalde y Rodríguez
Board President and General Director	Vice President of Finance

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
(FORMERLY GRUPO MODELO, S.A. DE C.V. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Amounts expressed in thousands of pesos of December 31, 2006 purchasing power)

OPERATING:	2006	2005
Consolidated net income for the year	$11,312,187	$9,888,177
ITEMS APPLIED TO INCOME NOT REQUIRING THE USE OF RESOURCES:
Depreciation and amortization for the year	2,883,318	2,578,358
Allowance for impairment of fixed assets and investment in shares of associated companies	139,364	99,516
Increase (Decrease) in deferred tax payable and employees’ profit sharing liabilities	102,887	(387,305)
Equity in income of associated companies, net of dividends received	(358,697)	15,660
	14,079,059	12,194,406
FUNDS PROVIDED BY (USED IN):
Increase in suppliers, sundry creditors and accumulated liabilities	561,257	333,270
Increase (decrease) in employees’ profit sharing payable	275,224	(272,516)
Decrease (increase) in prepaid expenses and other current items	170,481	(270,905)
Increase in excise tax on production and services payable	-	86,106
(Increase) in inventories	(1,049,268)	(95,365)
(Increase) in accounts and notes receivable	(268,204)	(1,265,737)
Funds provided by operations	13,768,549	10,709,259
FINANCING:
Dividend payment	(4,186,972)	(3,629,480)
Dividend payment to minority stockholders	(1,268,162)	(1,147,755)
Labor obligations upon retirement, net	(796)	(110,028)
	(5,455,930)	(4,887,263)
INVESTMENT:
Acquisition of property, plant and equipment, net	(4,469,032)	(4,190,104)
Increase in other assets	(505,444)	(318,550)
Acquisition of shares of associated companies	(26,270)	(6,439)
Cash and marketable securities of associated companies	432,294	-
	(4,568,452)	(4,515,093)
Increase in cash and marketable securities	3,744,167	1,306,903
Balance at beginning of year	18,348,478	17,041,575
Balance at end of year	$22,092,645	$18,348,478

The accompanying nineteen notes are an integral part of these consolidated financial statements, which were authorized for issuance on February 12, 2007 by the officers specified at the foot of the financial statements and the notes thereto.

Ing. Carlos Fernández González	C.P. Ernesto Alcalde y Rodríguez
Board President and General Director	Vice President of Finance

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
(FORMERLY GRUPO MODELO, S. A. DE C. V. AND SUBSIDIARIES)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005
(Amounts expressed in thousands of pesos of December 31, 2006 purchasing power)

1.	INCORPORATION AND CORPORATE PURPOSE:

a)    At the General Extraordinary and Ordinary stockholders’ meeting held on December 18, the stockholders’ decided to change the company name from Grupo Modelo, S.A. de C.V. to Grupo Modelo, S.A.B. de C.V. and amended the by laws to reflect the new integration, organization and functions of their subsidiaries and the new rights of the minority stockholders, thus complying with the provisions of the Stock Market Law published on December 30, 2005.

b)    Grupo Modelo, S. A. B. de C. V. and Subsidiaries (the Group) is mainly engaged in the production and sale of beer, which began in 1925.

c)    Grupo Modelo, S. A. de C. V. is mainly engaged in holding 76.75% of the common stock of Diblo S. A. de C. V., whose business purpose is holding real estate and investing in shares of subsidiaries mainly involved in the production, distribution and sale of beer in Mexico and abroad. The most important subsidiaries, on the basis of their operations and stockholders’ equity, are as follows:

Percentage of shareholding in the shares comprising Breweries: the capital stock
Breweries:
Cervecería Modelo S. A. de C. V.	100
Compañía Cervecera de Zacatecas, S. A. de C. V.	100
Compañía Cervecera del Trópico, S. A. de C. V.	100
Cervecería Modelo de Guadalajara, S. A. de C. V.	100
Cervecería Modelo del Noroeste, S. A. de C. V.	100
Cervecería Modelo de Torreón, S. A. de C. V.	100
Cervecería del Pacífico, S. A. de C. V.	100
Compañía Cervecera de Coahuila, S.A. de C.V.	100

Transformation of barley to malt:
Cebadas y Maltas, S. A. de C. V.	100
GModelo Agriculture, Inc.	100
Extractos y Maltas, S.A. de C.V.	98

Machinery manufacturer:
Inamex de Cerveza y Malta, S. A. de C. V.	100

Manufacturer of beer cans and crown tops:
Envases y Tapas Modelo, S. A. de C. V.	100

Distributors of beer and other products:
Las Cervezas Modelo del Occidente, S.A. de C.V.	100
Las Cervezas Modelo del Centro, S.A. de C.V.	100
Distribuidora de Cervezas Modelo en el Norte, S.A. de C.V.	100
Las Cervezas Modelo del Bajío, S.A. de C.V.	100
Las Cervezas Modelo en el Pacífico, S.A. de C.V.	100
Las Cervezas Modelo del Noreste, S.A. de C.V.	100
Las Cervezas Modelo en Morelos, S.A. de C.V.	100
Las Cervezas Modelo en San Luis Potosí, S.A. de C.V.	100
Las Cervezas Modelo del Sureste, S.A. de C.V.	100
Distribuidora de Cervezas Modelo en Chihuahua, S.A. de C.V.	100
Las Cervezas Modelo en Michoacán, S.A. de C.V.	100
Las Cervezas Modelo del Estado de México, S.A. de C.V.	100
Las Cervezas Modelo del Altiplano, S.A. de C.V.	100
Las Cervezas Modelo en Guerrero, S.A. de C.V.	100
Las Cervezas Modelo en Baja California, S.A. de C.V.	100

Distributors of beer and other products abroad:
GModelo Corporation, Inc.	100
Procermex, Inc.	100
GModelo Europa, S.A.U.	100
Eurocermex, S. A.	100

2.	ACCOUNTING POLICIES:

The Group accounting policies used in preparing these consolidated financial statements comply with the requirements for reasonable presentation set forth by Mexican Financial Information Standards (NIF) and are expressed in pesos of December 31, 2006 purchasing power through application of National Consumer Price Index (NCPI) factors. Those standards require that the Group’s Management make certain estimates and assumptions in determining the valuation of some items included in the consolidated financial statements.

Following is a summary of the most significant accounting policies, methods and criteria for recognizing the effects of inflation on the financial information:

a)
Consolidation - The Group prepares consolidated financial statements, which include the financial position and the results of the companies in which Diblo, S. A. de C. V. has control and direct or indirect shareholding of more than 50% of the common stock. All significant balances and transactions between consolidated companies have been eliminated for consolidation purposes. Consolidation was performed based on the audited financial statements of most of the subsidiaries.

b)
Marketable securities - Investments in marketable securities correspond to financial instruments related to the Groups’ business purpose and financial instruments available for sale, and are valued at their fair value, which is similar to their market value. The fair value is the amount at which a financial asset may be exchanged, and a financial liability may be liquidated, between interested and willing parties in a free market transaction.

c)
Derivative financial instruments - The main financial risks for the Company pertain to exchange fluctuations (dollar-peso) and the price of natural gas, which are covered by contracting derivative instruments (Over-the-Counter) with different parties. This item is recorded as assets and liabilities at their reasonable value. Gains or losses on those investments are recorded in income for the year. (See Note 16) Beginning 2005, the Group adopted the provisions of Statement C-10, “Derivative Financial Instruments and Hedging Operations”. Adoption of this statement had no significant effects on income for the year.

d)
Inventories and cost of sales - This item is originally recorded through the last-in-first-out method and is subsequently restated to replacement cost. Values thus determined do not exceed market value. See Note 4.

e)
Investment in shares of associates - Permanent investment in shares are recorded at acquisition cost and are valued by applying the equity method. Equity in the net income of associated companies that manufacture materials used in the production of beer is included in the of income statement as a reduction in cost of sales.

f)
Property, plant and equipment - These items are recorded at acquisition cost, restated by applying inflation factors derived from the NCPI to the net replacement value determined by independent expert appraisers at December 31, 1996, and on the basis of their acquisition cost in the case of purchases subsequent to that date.

g)	Construction in progress and advances to suppliers - These items are recorded at the amount of the expenditures made, and are restated by applying NCPI factors based on the ageing of the expenditure.

h)
Depreciation - This item is calculated based on the restated values of property, plant and equipment, based on the probable useful life as determined by independent appraisers and the technical department of the Group. Annual depreciation rates are shown in Note 6.

i)
Deferred expenses and intangible assets - Intangible assets are recognized in the balance sheets provided they are identifiable, they generate expected economic benefits, and there is control over said benefits. These items are restated by applying NCPI factors based on expenditure ageing. Licenses and permits represent payments made to exploit a patent or registration issued by the owner of said items. They are recorded at acquisition value, which at the date of the consolidated financial statements is similar to market.

j)
Amortization - The original amount and restatement increment for installation, organization and intangible asset expenses are amortized by the straight-line method. The rate used for accounting purposes (between 5% and 10%) is determined based on expected future economic benefits.

k)
Long-lived assets - The Group’s Management has carried out a study to determine the recoverable value of long-lived assets, tangible and intangible, in order to determine if there is indication of significant impairment in those assets. No impairment was determined at the date of the consolidated financial statements.

l)
Labor obligations upon retirement - The effects of seniority premiums to which employees are entitled after 15 years of service and obligations for compensation at the end of employment established in retirement plans established for employees are recorded as cost for the years in which said services are rendered, based on actuarial studies performed by independent experts, and are recorded based on the guidelines of Statement D-3, “Labor Obligations” and the amendments thereto, in effect as from January 1, 2005.

Contributions to the trusts managing the various plan assets are in accordance with Mexican Tax Regulators. See Note 8.

m)
Deferred income tax and employees’ profit sharing - To determine deferred income tax, the Group uses the comprehensive asset-and-liability method, which consists of applying the income tax rate to all temporary differences of assets and liabilities at the date of the consolidated financial statements. Deferred Statutory Profit Sharing only arises on non-recurring temporary items. See Note 12 c.

n)
Stockholders’ equity - The capital stock, legal reserve, contributions for future capital increases and retained earnings represent the value of those items in terms of December 31, 2006 purchasing power and are restated by applying NCPI factors to historical amounts.

Premium on share subscription - This item represents the excess difference between payment of subscribed shares and the theoretical value of those shares at the time of subscription, and is restated by applying NCPI factors.

Deficit in the restatement of stockholders’ equity - The balance of this account represents the sum of the items “Cumulative gain or loss from holding non-monetary assets” and “Cumulative monetary gain or loss”, described below:

Cumulative gains or loss from holding non-monetary assets - This item represents the cumulative change in the value of non-monetary assets due to causes other than inflation. It is determined only when the specific cost method is used, since those costs are compared to restatements determined using the NCPI. If the specific costs are higher than the indexes, there is a gain from holding non-monetary assets; otherwise, there is a loss. The gain or loss from holding non-monetary assets, generated until 1996 due to restatement of fixed assets, is restated in the same way as other stockholders’ equity accounts.

Cumulative monetary gain or loss - This item is the net effect arising on the initial restatement of the financial statement figures.

o)
Gains or loss on monetary position - This account represents the effect of inflation on monetary assets and liabilities, even when they continue to have the same nominal value. When monetary assets exceed monetary liabilities, a monetary loss is generated, since although assets maintain their nominal value, they lose purchasing power. When liabilities are greater, a profit arises, since they are settled with money of lower purchasing power. Those effects are charged or credited to income statement and form part of comprehensive financing income.

p)
Comprehensive income - This item represents the net profit for the year, non monetary assets result, the gain (loss) for the translation of the subsidiaries located abroad, plus any items which, in accordance with the provisions of other statements, must be recorded directly in stockholders’ equity and do not qualify as capital contributions or reductions.

q)	Earnings per share - Earnings per share attributable to the majority interest were calculated based on the average of common shares outstanding.

r)
Foreign currencies - Transactions in foreign currencies are recorded at the rates of exchange prevailing on the dates they are entered into and/or settled. Assets and liabilities denominated in such currencies are stated at the Mexican peso equivalents resulting from applying the rates prevailing on the balance sheet dates. Exchange differences arising from fluctuations in the exchange rates between the transactions and settlement dates, or the balance sheet date, are debited or credited to income. See Note 14.

s)
Translation of the financial information of subsidiaries located abroad - Conversion to Mexican pesos, used as the basis for consolidation, was carried out based on the guidelines of Statement B-15, “Transactions in Foreign Currency and Conversion of Financial Statements of Foreign Operations”, was performed on the following bases: a) monetary items at the exchange rate in effect for the year-end close, purchase exchange rate $10.76 ($10.63 in 2005) to the US dollar, b) non-monetary items at historical exchange rate, c) income-loss items at average exchange rate for each month of the year, and d) the effect of conversion is recorded under comprehensive financing income-loss. The financial statements in Mexican pesos are restated at the year-end close by applying the provisions of Statement B-10.

3.	ACCOUNTS AND NOTES RECEIVABLE:

This account is made up as follows:

Item	2006	2005
Trade accounts receivable	$4,668,540	$ 3,550,591
Sundry debtors	327,935	467,655
Salesmen	15,194	18,944
	5,011,669	4,037,190
Less - Allowance for doubtful accounts	(323,711)	(393,496)
	4,687,958	3,643,694
Recoverable taxes	207,929	774,145
Non-consolidated related companies (See Note 13)	48,106	27,239
Officers and employees	31,231	32,183
	4,975,224	4,477,261
Less - Current accounts and notes receivable	(3,589,619)	(3,273,800)
Long-term accounts and notes receivable	$1,385,605	$ 1,203,461

4.	INVENTORIES:

This account is made up as follows:

Item	2006	2005
Containers and packaging	$2,293,519	$1,913,074
Finished goods and work in process	1,485,945	1,469,112
Raw materials	1,478,079	1,463,285
Spare parts and accessories	628,673	629,042
Merchandise in transit and advances to suppliers	835,594	548,393
Advertising articles	124,493	116,814
	6,846,303	6,139,720
Less Allowance for slow moving inventories	(136,784)	(144,064)
	$6,709,519	$5,995,656

5.	INVESTMENT IN SHARES OF ASSOCIATED COMPANIES:

a)    The balance of this account is made up as follows:

Companies	Shareholding percentage in shares comprising the capital stock	2006	2005
Dirección de Fábricas, S. A. de C. V. (holder of glass manufacturing companies)	41	$2,990,503	$2,616,937
Gondi, S. A. de C. V.	7	218,165	189,188
Investments abroad	40-81	121,192	138,877
		3,329,860	2,945,002
Other		51,546	52,178
		3,381,406	2,997,180
Less Allowance for decline in book value		(142,208)	(137,568)
		$3,239,198	$2,859,612

b)    The amount of the investment in shares of associated companies includes the equity in the net income of those entities amounting to $589,462 ($451,575 in 2005) of profit.

6.	PROPERTY, PLANT AND EQUIPMENT, NET:

a)	The balance of this account is made up as follows:

		2006			2005
Item	Annual percentage of depreciation rate	Historical cost - net	Restatement - net	Total net value	Total net value
Land	-	$1,583,394	$3,266,879	$4,850,273	$4,794,940
Machinery and equipment	5	14,484,018	7,732,409	22,216,427	21,844,946
Transportation equipment	12 to 25	2,606,287	385,177	2,991,464	2,837,132
Buildings and constructions	2	7,266,428	6,750,396	14,016,824	13,442,603
Computer equipment	25	525,277	37,617	562,894	560,021
Furniture and other equipment	7	382,554	76,670	459,224	526,143
Antipollution equipment	5	566,936	303,289	870,225	915,052
Construction in progress advances to suppliers	-	3,130,722	97,569	3,228,291	2,735,845
		$30,545,616	$18,650,006	$49,195,622	$47,656,682

Depreciation for the year amounted to $2,792,782 ($2,491,102 in 2005).

b)
The Group’s Management estimates that completion of construction in process and advances to suppliers will require an additional investment of approximately $1,957,210 ($3,683,486 in 2005), to be applied to the construction of warehouses, offices, the acquisition and installation of new production lines. This work is expected to conclude in 2007 and 2008.

7.	OTHER ASSETS:

The balance of this account is made up as follows:

Item	2006	2005
Deferred expenses	$2,133,653	$1,906,697
Goodwill and other intangible assets	634,966	370,232
	2,768,619	2,276,929
Less - Accumulated amortization	(819,208)	(737,979)
	1,949,411	1,538,950
Intangible assets for labor obligations upon retirement (See Note 8)	451,401	355,159
	$2,400,812	$1,894,109

8.	LABOR OBLIGATIONS UPON RETIREMENT:

The Group has a pension and seniority premium plan to cover obligations established by its labor contracts and the Mexican Federal Labor Law. Those compensations are payable only after employees have worked a certain number of years.

- As of the date of the consolidated financial statements, the amount of the accrued liability for labor obligations upon retirement is analyzed as follows:

Description	2006	2005
Obligations for current benefits	$5,183,647	$5,038,578
Additional amount of projected benefits	403,130	413,880
Obligations for projected benefits	5,586,777	5,452,458
Plan assets (trust fund)	(5,487,527)	(4,794,434)
	99,250	658,024
Items to be amortized over a period of 13 to 19 years:
For adjustments to assumptions	(529,005)	(1,077,617)
For past services	(554,824)	(579,126)
Projected net assets	(984,579)	(998,719)
Additional liability made of:
Intangible assets	451,401	355,159
Adjustment to capital	533,178	673,055
Accrued liability	$ -	$ 29,495

-	The intangible assets and the adjustment to capital derived from subsidiaries in which the trust funds and the net current liability are less than the obligations for current benefits.

-
Contributions to the trusts that manage the plan assets in the year amounted to $290,491 ($469,057 in 2005). In the year, payments made by the trusts to beneficiaries amounted to $339,517 ($263,654 in 2005).

-
The net cost for the year amounted to $289,695 ($369,389 in 2005), and was determined in the same manner as projected benefit obligations at an estimated real rate of return of 5%, and an average increase in salaries of 1.5% in both periods.

-
Severance payments of $461,628 ($414,242 in 2005), were made in the year. On January 1, 2005, under the new guidelines of Statement D-3, “Labor obligations”, the Company recorded a liability for Termination of Employment of 83,363 ($82,699 en 2005), which will be offset over the remaining useful labor life of the Company’s employees.

9.	CONTINGENCIES AND COMMITMENTS:

a)    Various lawsuits are currently outstanding for different reasons. In the opinion of the Group’s officers and lawyers, these matters will be resolved favorably. In any event, the result of the lawsuits will not substantially affect the consolidated financial position or the consolidated results of operations.

b)    As of the date of the consolidated financial statements, there are outstanding commitments for the purchase of inventories, machinery and equipment in the amount of approximately 169 million U.S. dollars (122 million U.S. dollars in 2005).

c)    In 2000 and 2001, operating lease agreements were signed for air transportation equipment, with mandatory terms of 10 and 7 years and monthly lease payments of 170,000 U.S. dollars and 24,000 U.S. dollars, respectively.

10.	COMMON STOCK:

As of December 31, 2006 and 2005, the common stock consisted of 3,251,759,632 shares, with no par value, divided as follows:

Description	Amount
Fixed capital:
Series A Class I shares - Without withdrawal rights, comprised of 1,459,389,728 fully subscribed and paid-in common voting shares; these shares must always comprise at least 56.10% of the total shares of the common stock with voting rights, and may be acquired directly or indirectly only by Mexican individuals or corporations (historical value)
$ 785,996
Variable capital:
Series B Class II shares - Comprised of 1,142,017,984 fully subscribed and paid-in common voting shares, which in no case may comprise more than 43.90% of the total voting and are not subject to ownership subscription limitations (historical value)	1,085,855
Series C Class II shares - Comprised of 650,351,920 fully subscribed and paid-in nonvoting shares, which in no case may comprise more than 20% of the common stock (historical value)	967,801
2,839,652
Effect of restatement	12,944,429
$ 15,784,081

11.	COMPREHENSIVE INCOME:

The Group’s comprehensive income for the year is made up as follows:

Description	2006	2005
Consolidated net income for the year	$ 11,312,187	$ 9,888,177
Adjustment to capital for labor obligations upon retirement	128,578	372,009
Result from holding non-monetary assets	(371,462)	3,959
Comprehensive income	$ 11,069,303	$ 10,264,145

12.	INCOME TAX, ASSET TAX, EMPLOYEES’ PROFIT SHARING AND RESTRICTIONS ON PROFITS:

a)    The income tax and asset tax provision as of December 31 are as follows:

Item	2006	2005
Income currently payable	$4,827,243	$4,554,598
Asset tax	59,853	51,924
Deferred income tax	(104,259)	(114,320)
	$4,782,837	$4,492,202

b)    On January 1, 2005, the amendments to the Income Tax Law went into effect and stipulate an annual reduction of the income tax rate until it reaches 28% in 2007. The current income tax for the year was determined by applying the rate of 29% to taxable income (30% in 2005). The rate used to calculate deferred income tax was 28%.

c)    Deferred taxes and employees’ profit sharing - The principal temporary differences giving rise to deferred taxes at the date of these consolidated financial statements are analyzed as follows:

Item	2006	2005
Fixed assets and other assets	$6,389,438	$6,064,098
Inventories	774,664	972,174
Labor obligations upon retirement	279,409	279,453
Other	584,881	594,873
Subtotal	8,028,392	7,910,598
Tax credits corresponding to:
Recoverable asset tax	(77,448)	(155,293)
Total deferred tax liability	7,950,944	7,755,305
Deferred employees’ profit sharing	109,979	151,816
Total deferred income tax and employees’ profit sharing liability	$8,060,923	$7,907,121

d)    Asset tax is calculated by applying the rate of 1.8% to the net amount of certain assets and liabilities and is paid only when asset tax exceeds income tax of the year.

e)    Employees’ profit sharing is calculated by applying the rate of 10% to amount determined in accordance with the special rules set forth in the Income Tax Law.

The employees’ profit sharing provision charged to income is made up as follows:

Item	2006	2005
Current employees’ profit sharing	$1,283,208	$1,025,708
Deferred employees’ profit sharing	(28,154)	(165,858)
	$1,255,054	$ 859,850

f)    The combined statutory rates for income tax and employee’s profit sharing are 39% (40% in 2005), and differ from the effective rate of 34.8% (35.12% in 2005), due mainly to the effects of tax consolidation and non-deductible-expenses.

g)    At the date of the consolidated financial statements, asset tax amount to $285,179 ($274,476 in 2005), which can be recovered in the following ten years to the extent income tax exceeds asset tax in any of those years.

-
Certain subsidiaries incurred in no income tax, and therefore the asset tax for the year is considered an account receivable for those companies in which there is certainty that said amount can be credited against income tax in future years. This item is shown in the consolidated balance sheet, together with deferred tax, as provided by Statement D-4. The accumulated balance of this item amounted to $77,448 ($155,293 in 2005).

-
Asset tax incurred by subsidiaries where there is no certainty that the tax can be recovered, and it exceeds income tax, was charged directly to income for the year, and amounted to $59,853 ($51,924 in 2005).

h)    Grupo Modelo S. A. B. de C. V., together with its direct and indirect subsidiaries, is authorized by the tax authorities to determine income tax on a consolidated basis specified in the Income Tax Law. The main considerations in the tax consolidations are as follows:

-
The consolidation percentage is the average shareholding, which is applied to each of the subsidiaries, and is 100% for the parent company from 2005 onwards. Subsidiaries’ tax loss carryforwards included in the determination of the consolidated tax result and corresponding to tax years 1999 to 2004, and which are to be applied against tax profits generated in 2005, are considered at the consolidating percentage multiplied by the 0.60 factor.

-	Any companies in which the direct or indirect equity percentage does not exceed 50% may not be included in the consolidation process.

-	Individual tax losses of the parent or subsidiaries which are not applied in accordance with the law must be added to the consolidated profit of the year in which they expire.

i)      At the date of the consolidated balance sheet, there were tax losses generated by subsidiaries before the incorporation in the tax consolidation that will affect the consolidated tax result by $16,747 ($29,599 in 2005) at the time these subsidiaries generate taxable income, and which may be offset against future tax profits after have been restated. Tax losses from prior years in the amount of $12,001 ($12,165 in 2005) have been offset in the year vs. historical losses of prior years.

j)      Retained earnings are subject to income tax payable by the company in the event of a distribution (in cash or assets), which is considered to be a final payment on the basis of the following:

-
Dividends paid out from the After-tax Income Account (CUFIN) are not subject to income tax. Any amount paid in excess is subject to 29% income tax on the result of multiplying the dividend paid by the factor of 1.4085 (1.4286 in 2005); the corresponding tax may be credited against the company’s income tax determined in the current year or over the following two years. Dividends paid are not subject to any withholding tax.

-
In the year, dividends in the amount of $4,064,700, have been declared to majority stockholders, which were paid from the: CUFIN $3,924,110 and CUFINRE $140,590, and gave rise to income tax on distribution of reinvested earnings in the amount of $9,966, which amount was accrued in prior years. Dividends declared in 2005 totaled $3,414,348 and were paid from the CUFIN.

-	At of the date of the consolidated financial statements, the CUFIN balance is $21,239,501 ($24,203,840 in 2005).

k)    In the event of a capital reduction, the excess of stockholders’ equity over the Tax Account Contributed Capital, the latter restated in accordance with the procedures established in the Income Tax Law, is accorded the same tax treatment as dividends.

13.	TRANSACTIONS WITH NON-CONSOLIDATED RELATED COMPANIES:

The principal transactions entered into with non-consolidated related companies are analyzed as follows:

Description	2006	2005
Purchases of:
Containers and packaging	$6,842,241	$5,502,529
Machinery	2,229	77,588
	$6,844,470	$5,580,117
Sales of:
Recyclable materials	$ 187,639	$ 217,516
Machinery and maintenance services	3,801	23,461
	$ 191,440	$ 240,977

14.	FOREIGN-CURRENCY POSITION AND TRANSACTIONS:

a)    As of the consolidated balance-sheet date, the Group had the following position in thousand U.S. dollars:

Description	2006	2005
Assets	334,799	349,386
Liabilities	90,163	37,863

b)    These currencies are valued at the following exchange rates:

	Assets	Liabilities
At the exchange rate of $10.760 pesos exchange rate for assets and $10.795 for liabilities to the US dollar	$3,602,437	$ 973,309

-	The exchange rate as of the date of the consolidated financial statements was $10.9601 for assets and liabilities.

c)    At the date of the consolidated financial statements, there were inventories amounting to 61,998,000 U.S. dollars (60,805,000 U.S. dollars in 2005), which for the most part can only be acquired abroad.

d)    During the year, the following operations were carried out in U.S. dollars (thousands):

Description	2006	2005
Exports of finished goods	1,471,860	1,260,637
Collection of royalties	177,938	149,125
Exports of packaging and other materials	41,908	44,082
	1,691,706	1,453,844
Purchase of inventories	211,087	221,453
Freight, advertising, taxes and duties, and other items	316,718	287,899
Purchase of machinery and payment of other services	62,910	84,617
Purchase of spare parts	10,322	8,646
	601,037	602,615
Net	1,090,669	851,229

15.	SEGMENT INFORMATION:

Segment data is analyzed as follows:

	Income	Consolidated net profit	Identifiable assets
2006:
Domestic	$ 40,102,917	$ 7,884,594	$ 87,076,358
Exports	16,724,700	3,427,593	3,669,661	(1)
	$ 56,827,617	$ 11,312,187	$ 90,746,019

2005:
Domestic	$ 37,085,654	$ 7,060,159	$ 80,604,323
Exports	14,473,251	2,828,018	2,930,956	(1)
	$ 51,558,905	$ 9,888,177	$ 83,535,279

(1) This amount solely includes assets related to beer distribution abroad.

16.	FINANCIAL INSTRUMENTS:

a)    Financial instruments potentially subject to risk concentration consist mainly of accounts receivable and temporary investments. The Group places cash surpluses at sound financial credit institutions. Credit risk concentration concerning accounts receivable is limited, due mainly to the large number of customers and their geographic distribution. The Group considers that the allowance for doubtful accounts properly covers those that could represent a collection risk and continually monitors their behavior. When necessary, the allowance is adjusted.

b)    At December 31, 2006, there was open exchange hedging for 2007 and 2008 totaling $416 million dollars (notional) whose market value was $52,765, while natural gas had 8.99 contracts, each representing 10,000 MBTU (Million British Thermal Unit, a measurement indicator for gas consumption), which means that the underlying value for 2007 is 89,900 MBTU, with a market value of $4.5 million pesos.

The statement of income for 2006 showed a $34.8 million pesos exchange profit resulting from exchange hedging and an $8.7 million pesos loss for natural gas.

17.	PARTNERSHIP AGREEMENT:

The Group and Constellation Brands, Inc. signed a partnership agreement in July to import and sell the portfolio of the beer brands produced by the Group throughout the US starting January 2, 2007.

At November 29, 2006, Grupo Modelo signed a letter of intent with Nestlé Water to establish a joint venture for production, distribution and sale of bottled water in Mexico. Said alliance was legally formalized on January 30, 2007.

18.	NEW ACCOUNTING PRONOUNCEMENTS:

The provisions of the Financial Information Standards (NIFs for their initials in Spanish) issued by the Mexican Board for Investigation and Research of Financial Information Standards (CINIF for its initials in Spanish) went into effect as from January 1, 2007. Those standards are not expected to have a significant effect on the Group’s financial information.

NIF B - 13, “Statement of Income” - incorporates a new approach to classify income, costs and expenses as ordinary and non-ordinary, eliminates special and extraordinary items and establishes employees' statutory profit sharing as an ordinary expense rather than a tax on profits.

NIF B-13, “Subsequent events” - requires recognition in the period in which asset and liability restructurings actually occur and when creditors waive their rights to collect on debts due to non compliance by the entity in connection with debt agreements. The above matters are disclosed in the notes to the financial statements.

NIF C-13, “Related parties” - broadens the definition (scope) of the concept of related parties and increases the requirements of disclosure in the notes to the financial statements.

NIF D-6, “Capitalization of the Comprehensive Financing Income” - establishes the obligation to capitalize the comprehensive income, as well as the rules for capitalization.

19.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN MEXICO AND IN UNITED STATES:

Grupo Modelo’s financial statements are prepared in accordance with Mexican financial information standards (NIF), which differ in some instances from the accounting principles used in the U.S. following are the primary differences between Mexican NIF and U.S. GAAP as of December 31, 2006.

a.    Recognition of the effects of inflation. Mexican NIF requires the impact on current assets and liabilities of decreased purchasing power due to inflation to be recognized in earnings in the current period. In addition, the carrying values of noncurrent assets and liabilities are also adjusted for the impact of inflation, with the offset to the adjustment deferred in shareholders equity and amortized into earnings over the remaining lives of the underlying assets and liabilities. There is no accounting for inflation under U.S. GAAP.

b.    Start-up and other pre-operating costs. These items are deferred and amortized over the estimated useful lives of the related assets under Mexican NIF. Start-up costs are required to be expensed as incurred under U.S. GAAP.

c.    Deferred income tax. Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes” (SFAS No. 109), requires an asset and liability approach for financial accounting and reporting for income tax determining temporary differences, which are calculated based on the differences between the indexed tax-basis amount of the asset or liability and the related restated amount reported in the financial statements. The deferred income tax expense or benefit is calculated as the difference between a) the deferred tax asset and liabilities at the end of the current period, and b) the deferred tax asset and liabilities reported at the end of the prior period remeasured to units of current general purchasing power at the end of the current period, whereas, under Mexican NIF Bulleting D-4, the change in the deferred tax asset of liability is first measured on a historical cost basis and the components of the change including monetary gains or losses are allocated between tax provision, deficit from restatement and monetary gain or losses.

d.    Consolidation and minority interest. Under U.S. GAAP, losses applicable to the minority interest which exceed its interest in consolidated stockholders’ equity should be applied to the majority interest. In addition, minority interest is presented between the liabilities and shareholders’ equity components in the balance sheet. Under Mexican NIF the participation of the minority shareholders in the equity of a consolidated subsidiary is presented as a separate component within the stockholders’ equity section of the balance sheet.

Ing. Carlos Fernández González	C.P. Ernesto Alcalde y Rodríguez
Board President and General Director	Vice President of Finance

CONSOLIDATED BALANCE SHEET (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
As of December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

2004
ASSETS
CURRENT:
Cash and marketable securities	$15,849,517
Accounts and notes receivable (Note 3)	1,929,355
Inventories (Note 4)	5,514,120
Prepaid expenses and other current items	1,890,398
Total current assets	25,183,390
LONG-TERM ACCOUNTS AND NOTES RECEIVABLE (Note 3)	1,057,522
INVESTMENT IN SHARES OF ASSOCIATES AND NON-CONSOLIDATED SUBSIDIARIES (Note 5)	2,709,010
PROPERTY, PLANT AND EQUIPMENT (Note 6)	62,516,091
Accumulated depreciation	(19,724,128)
42,791,963
OTHER ASSETS:
Goodwill and unamortized expenses, net	1,243,507
Labor obligations upon retirement (Note 7)	480,303
1,723,810
Total assets	$73,465,695

LIABILITIES
SHORT-TERM:
Suppliers	$1,303,690
Sundry creditors and accrued liabilities	968,914
Income tax payable
Excise tax on production and services payable	822,457
Employees' profit sharing	1,163,676
Total short-term liabilities	4,258,737
DEFERRED TAX AND EMPLOYEES’ PROFIT SHARING (Note 10c.)	7,763,984
CONTINGENCIES AND COMMITMENTS (Note 7):
Labor obligations upon retirement	630,862
Total liabilities	12,653,583

STOCKHOLDERS' EQUITY
COMMON STOCK (Note 8)	14,679,984
PREMIUM ON SHARE SUBSCRIPTION	977,653
ACCUMULATED INCOME (Notes 9 and 10):
Legal reserve	1,826,159
Reserve for acquisition of own shares	617,520
Retained earnings	28,766,904
Profit for the year, as the income statement	6,182,908
37,393,491
INITIAL EFFECT OF DEFERRED TAX	(4,905,614)
ADJUSTMENT TO CAPITAL FOR LABOR OBLIGATIONS UPON RETIREMENT (Note 7)	(746,695)
INSUFFICIENCY IN THE RESTATEMENT OF STOCKHOLDERS' EQUITY	(673,027)
Total majority stockholders’ equity	46,725,792
MINORITY INTEREST:
Anheuser-Busch Companies, Inc.	13,978,018
Other investors	108,302
Total minority interest	14,086,320
Total stockholders' equity	60,812,112
Total liabilities and stockholders’ equity	$73,465,695
The following notes are part of these consolidated statements.

CONSOLIDATED INCOME STATEMENT (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
For the year ended December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

2004
BEER NET SALES	$40,446,292
OTHER INCOME	4,367,511
44,813,803
COST OF SALES	19,572,819
Gross profit	25,240,984
OPERATING EXPENSES:
Sales and distribution	8,578,257
Administrative	3,513,134
12,091,391
Operating profit	13,149,593
OTHER INCOME, Net	288,731
INTEGRAL RESULT FROM FINANCING:
Interest earned, net	865,106
Foreign exchange loss	(2,934)
Loss from monetary position	(765,466)
96,706
Profit before provisions	13,535,030
PROVISIONS FOR (Note 10):
Income and asset tax	3,934,814
Employees' profit sharing	1,493,766
5,428,580
CONSOLIDATED NET PROFIT FOR THE YEAR	$8,106,450
MAJORITY INTEREST PROFIT	$6,182,908
MINORITY INTEREST PARTICIPATION:
Anheuser-Busch Companies, Inc.	$1,884,219
Other investors	39,323
MINORITY INTEREST PROFIT	$1,923,542
EARNINGS PER SHARE (Amounts in Mexican pesos, attributable to majority interest)	$1.9014

The following notes are part of these consolidated statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)
Grupo Modelo, S. A. de C.V. and Subsidiaries
For the year ended December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004, except dividends per share amounts)

			Accumulated Income
	Common Stock	Premium on shares subscription	Legal reserve	Reserve for acquisition of own shares
Balances at December 31, 2003	$14,679,984	$977,653	$1,578,020	$617,520
Appropriation of the profit for the year 2003, approved at the General Extraordinary and Ordinary Stockholders´ Meeting held on April 19, 2004, as follows:
To retained earnings
To legal reserve			248,139
Dividend payment at the rate 0.8523 of Mexican peso per share in circulation
Net change in minority interest restructuring, dividends payments and acquisition of shares on subsidiaries (Note 10k.)
Comprehensive income (Note 9)
Balances at December 31, 2004	$14,679,984	$977,653	$1,826,159	$617,520

	Accumulated Income
	Retained earnings	Profit for the year	Initial effect of deferred tax	Adjustment to capital for labor obligations upon retirement	Insufficiency in restatement of stockholders’ equity	Minority interest	Total
Balances at December 31, 2003	$25,217,479	$5,066,856	$(4,905,614)	$(764,187)	$(694,201)	$13,180,941	$54,954,451
Appropriation of the profit for the year 2003, approved at the General Extraordinary and Ordinary Stockholders´ Meeting held on April 19, 2004, as follows:
To retained earnings	5,066,856	(5,066,856)
To legal reserve	(248,139)
Dividend payment at the rate 0.8523 of Mexican peso per share in circulation	(2,866,051)						(2,866,051)
Net change in minority interest restructuring, dividends payments and acquisition of shares on subsidiaries (Note 10k.)	1,596,759					(1,022,578)	574,181
Comprehensive income (Note 9)		6,182,908		17,492	21,174	1,927,957	8,149,531
Balances at December 31, 2004	$28,766,904	$6,182,908	$(4,905,614)	$(746,695)	$(673,027)	$14,086,320	$60,812,112

The following notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
For the Years ended December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

2004
OPERATING:
Consolidated net profit for the year	$8,106,450
ITEMS APPLIED TO INCOME NOT REQUIRING THE USE OF RESOURCES:
Depreciation and amortization for the year	2,096,721
Increase in deferred tax and employees’ profit sharing	772,421
Equity in income of associates and non-consolidated subsidiaries, net of dividends received	82,279
Impairment on fixed assets allowance	18,000
11,075,871

FUNDS PROVIDED BY (USED IN):
Increase in suppliers, sundry creditors and accrued liabilities	422,718
Increase in employees’ profit sharing	142,994
Decrease in prepaid expenses and other current items	96,020
Decrease in income tax payable	(844,121)
Increase in accounts and notes receivable	(380,304)
Increase in inventories	(351,107)
Decrease in excise tax on production and services payable	(14,643)
Funds arising from operations	10,147,428

FINANCING:
Net change in minority interest restructuring and acquisition of shares on subsidiaries	1,539,389
Dividend payment	(2,866,051)
Dividend payment to minority stockholders	(965,208)
Labor obligations upon retirement, net	(105,193)
(2,397,063)

INVESTMENT:
Acquisition of property, plant and equipment, net	(4,300,663)
Increase in other assets	(197,849)
Acquisition of shares of affiliates and non-consolidated subsidiaries, net	(152,777)
Increase in unamortized expenses	(11,099)
(4,662,388)
Increase in cash and marketable securities	3,087,977
Balance at beginning of year	12,748,925
Cash and marketable securities of subsidiary incorporated in consolidation	12,615
Balance at end of year	$15,849,517

The following notes are part of these consolidated statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
As of December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

1.	INCORPORATION AND CORPORATE PURPOSE:

a)	Grupo Modelo, S. A. de C. V. and Subsidiaries (Group) is mainly engaged in the production and sale of beer, which began in 1925.

b)
The main activity of Grupo Modelo, S. A. de C. V. is holding 76.75% of the common stock of Diblo S.A. de C.V., whose business purpose is holding real estate and investing in shares of subsidiaries mainly involved in the production, distribution and sale of beer in Mexico and abroad. The most important companies, on the basis of their operations and stockholders’ equity, are as follows:

Percentage of shareholding

Breweries:
Cervecería Modelo, S. A. de C. V.
Compañía Cervecera de Zacatecas, S. A. de C. V.
Compañía Cervecera del Trópico, S. A. de C. V.
Cervecería Modelo de Guadalajara, S. A. de C. V.
Cervecería Modelo del Noroeste, S. A. de C. V.
Cervecería Modelo de Torreón, S. A. de C. V.
Cervecería del Pacífico, S. A. de C. V.
100 100 100 100 100 100 100
Transformation of barley to malt: Cebadas y Maltas, S. A. de C. V. Extractos y Maltas, S. A.	100 98
Machinery manufacturers: Inamex de Cerveza y Malta, S. A. de C. V.	100
Manufacturer of beer cans and crowns: Envases y Tapas Modelo, S. A. de C. V.	100

Agencies distributing beer and other products:
Las Cervezas Modelo en el Pacífico, S.A. de C.V.
Las Cervezas Modelo del Noroeste, S.A. de C.V.
Las Cervezas Modelo en Morelos, S.A. de C.V.
Cerveza Corona de Guadalajara, S.A. de C.V.
Las Cervezas Modelo del Sureste, S.A. de C.V.
Las Cervezas Modelo en San Luis Potosí, S.A. de C.V.
Cervezas Modelo de La Laguna, S.A. de C.V.
Distribuidora de Cervezas Modelo en Chihuahua, S.A. de C.V.
Las Cervezas Modelo del Altiplano, S.A. de C.V.
Las Cervezas Modelo en Baja California, S.A. de C.V.
Las Cervezas Modelo en Guerrero, S.A. de C.V.
Mercantil Michoacana, S.A. de C.V.
Las Cervezas Modelo en Sonora, S.A. de C.V.
Las Cervezas Modelo del Centro, S.A. de C.V.
Las Cervezas Modelo del Occidente, S.A. de C.V.
Las Cervezas Modelo en Nuevo León, S.A. de C.V.
Distribuidora de Cervezas Modelo en el Norte, S.A. de C.V.
Promotora Comercial del Bajío, S.A. de C.V.
Distribuidora Modelo de Toluca, S.A. de C.V.
La Corona en San Cristóbal S.A. de C.V.
Las Cervezas Modelo en Campeche S.A. de C.V.
Las Cervezas Modelo del Estado de México S.A. de C.V.
100 100 100 100 100 100 100 100 100 100 100 100 100 100 100 100 100 100 100 100 100 100
Company controlling distributors of beer and other products abroad: Procermex, Inc.	100

The Group is in the process of merging its distribution agencies in order to improve its operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
As of December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

2.	ACCOUNTING POLICIES:

The main accounting policies applied by the Group in the preparation of these consolidated financial statements are in accordance with generally accepted accounting principles in Mexico. These accounting principles require that Group’s Management makes estimates based on circumstances and applies certain assumptions in determining the valuation of some items included in the consolidated financial statements.

The Group’s Management considers that the estimates and assumptions used at the date of issuance of the consolidated financial statements are reasonable, although these estimates and assumptions could differ from their final actual effect.

The main accounting policies are summarized as follows:

a)
Consolidation - The Group prepares consolidated financial statements, which include the financial situation and the results of the companies in which Diblo, S.A. de C.V. has control and direct or indirect participation of more than 50% of the common stock; significant intercompany operations have been eliminated in consolidation.

b)
Basis for preparation -The consolidated financial statements of the Group include the effects of inflation on the financial information, as required by integrated Statement B-10, issued by the Mexican Institute of Public Accountants (MIPA).

c)
Comparability - The figures shown in the consolidated financial statements and its notes are stated consistently in Mexican pesos at the purchasing power of December 31, 2004, by applying factors derived from the National Consumer Price Index (NCPI).

d)
Translation of the financial information of subsidiaries located abroad -Translation of the financial information of the subsidiaries abroad to Mexican pesos, required for consolidation, was conducted in accordance with the guidelines of Statement B-15 “Transactions in Foreign Currency and Translation of the Financial Statements of Operations Abroad”, issued by MIPA, through the method of integrated foreign operations. The purchase exchange rate of $11.00 per U.S. dollar was used in translating monetary items; non-monetary items and the income statement were translated into Mexican pesos at the exchange rates prevailing on the dates on which the transactions that originated them were carried out. The effects derived from this translation are shown in the integral result from financing.

e)
Marketable securities -The market securities correspond to financial securities related to the business purpose and financial securities available for sale and are valued at their fair value, which is similar to their market value. The fair value is the amount of money used to change a financial asset to liquidate a financial liability among interested and willing parties, in a free market transaction.

f)
Derivative financial instruments -Investments in derivative financial instruments held for trading or to hedge the risk of adverse movements in consumables are recognized as assets and liabilities at their fair value. Realized and unrealized gains or losses on those instruments are recorded in income (see Note 14).

g)
Inventories -These items were initially recorded at acquisition cost using the last-in, first-out method, subsequently they are restated using the replacement or manufacturing costs method. Such restatement does not exceed market value.

h)	Cost of sales -Restatement of this account was carried out based on the restated value of inventories.

i)
Investment in shares of associates and non-consolidated subsidiaries -Permanent investment in shares are recorded at acquisition cost and are valued by applying the equity method. The participation in the profits of associated companies which, manufacture items necessary for the production of beer, is shown in the income statement reducing the cost of sales.

j)
Property, plant and equipment -These items are recorded at acquisition cost, and are restated by applying the inflation factors derived from the NCPI, to the net replacement value determined by independent expert appraisers at December 31, 1996, and in accordance with their acquisition date, in the case of subsequent purchases to that date.

k)
Construction in progress and advances to suppliers -These items are recorded at the value at which the expenditures are made, and are restated though the application of the inflation factors derived from the NCPI, according to the ageing of the expenditure.

l)
Depreciation -This item was calculated based on the restated values of property, plant and equipment, taking as a base, the probable useful life as determined by independent appraisers; as for the 1997 acquisition, the useful lives are determined by the technical department of the Group.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
As of December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

m)
Goodwill and unamortized expenses - Goodwill is determined by comparing the purchase value of permanent investments in shares and the book value of those shares, and installation and organization expenses are recorded at their acquisition cost. These items are restated, applying factors derived from the NCPI, as per the ageing of expenditures. Licenses and permits are recorded at their acquisition cost, which, at the date of the consolidated financial statements, is similar to their market value.

n)
Amortization - The original amount and restatement of installation and organization expenses are amortized by the straight-line method on the final balance of each period. The rate used for accounting purposes is 10%, except goodwill, which is amortized in the period in which the Group estimates the investment will be recovered. The practice of amortizing investments in licenses and permits is based on the straight-line method on the final balance of the period, at the rate of 5%.

o)
Long-lived assets -The dispositions of the Statement C-15 “Impairment of the value of the long-lived assets and their disposal” issued by MIPA, went into effect on January 1, 2004. That statement establishes, among other issues, the general criteria for identification and, if applicable, recording of the impairment losses or the decrease in the value of long-lived tangible and intangible assets, including goodwill. Additionally, it establishes concepts such as the net sales price and fair value for the valuation of long-lived assets. The Group’s Management has carried out a study to determine the fair value in their long-lived assets, the result of this study determined that there is not a relevant impairment effect that modifies the value of its assets.

p)
Foreign currencies -The assets and liabilities that represent rights and obligations receivable or payable in foreign currency, are translated to Mexican pesos at the exchange rate in effect on the transaction date (see Note 12). Balances at end of the period are valued at the rate of exchange in effect at the end of the year, and the resulting differences are recorded directly in the income statement, forming part of the integral result from financing.

q)
Labor obligations upon retirement -Labor obligations for projected benefits, as well as unamortized items, and the net cost for the period regarding seniority premiums and pension plans were determined under the unitary cost method by independent actuaries, and are recorded in accordance with the guidelines established in Statement D-3, “Labor Obligations”, issued by the MIPA. Contributions to the trusts that handle the plan assets are determined on the same basis as in prior years and correspond to the pension plans approved by the Mexican Tax Authorities.

r)	Severance pay -These payments are charged to the income statement in the year in which they are made.

s)
Deferred income tax and employees’ profit sharing -In recognizing deferred income tax, the Group uses the method of comprehensive assets and liabilities, which consists of determining the aforementioned tax by applying the income tax rate corresponding to temporary differences between the accounting and fiscal values of assets and liabilities at the date of the consolidated financial statements. Regarding employees’ profit sharing there are no temporary differences between accounting result and tax base applicable in employees’ profit sharing, determination which could give rise to a significant deferred asset or liability. As result fiscal dispositions that will be effective on January, 2005, the Group recorded a deferred employees’ profit sharing liability of $291,376, against income statement of the year (See Note 10f).

t)
Restatement of stockholders’ equity -This account is restated by applying inflation factors derived from the NCPI, according to their ageing or contribution date. The effects of that restatement are presented in the consolidated financial statements, in each of the accounts that gave rise to them.

u)
Insufficiency in the restatement of stockholders’ equity -The balance of this account is represented by the algebraic sum of the items “Result from holding non-monetary assets” and “Accumulated equity monetary result” which are described below:

Result from holding non-monetary assets -This item represents the change in the value of non-monetary assets due to causes other than inflation. It is determined only when the specific cost method is used, since these costs are compared with restatements determined through the NCPI. If the specific costs are higher than the indexes, there will be a gain from withholding; otherwise, a loss will occur. The result from holding non-monetary assets generated until 1996, due to the restatement of fixed assets, is restated as the other stockholders’ equity accounts.

Accumulated equity monetary result -This item is the result originated in the initial restatement of the financial statement figures.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
As of December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

v)
Result from monetary position -This account represents the effect of inflation on monetary assets and liabilities, even though they continue to have the same nominal value. When monetary assets exceed monetary liabilities, a monetary position loss is generated, since when use of these is made, an amount equal to the nominal value will be at the Group's disposal, but with a lower purchasing power. When liabilities are greater, a gain will be obtained, since they are settled with money of lower purchasing power. Those effects are charged or credited to income, forming part of the integral result from financing.

w)
Comprehensive income - Statement B-4 “Comprehensive Income” requires that items making up the gained equity during the period be shown in the statement of changes in stockholders’ equity, under the item of comprehensive income.

x)	Earnings per share -Earnings per share attributable to the majority interest were calculated based on the average of common outstanding shares.

3.	ACCOUNTS AND NOTES RECEIVABLE:

The balance of this account is made up as follows:

Item	2004
Trade accounts receivable	$2,703,296
Sundry debtors	243,507
Sellers	51,377
2,998,180
Less - Allowance for doubtful accounts	(358,486)
2,639,694
Recoverable taxes	280,771
Non-consolidated related companies (see Note 11)	33,996
Officers and employees	32,416
2,986,877
Less - Short-term accounts and notes receivable	(1,929,355)
Long- Term accounts and notes receivable	$1,057,522

4.	INVENTORIES:

The balance of this account is made up as follows:

Item	2004
Containers and packaging	$1,743,142
Raw materials	1,677,874
Finished goods and work in process	1,044,088
Spare parts and accessories	615,619
Merchandise in transit and advances to suppliers	494,069
Advertising articles	103,141
5,677,933
Less-Allowance for slow-moving inventories	(163,813)
$5,514,120

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
As of December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

5.	INVESTMENT IN SHARES OF ASSOCIATES AND NON-CONSOLIDATED SUBSIDIARIES:

a)	The balance of this account is made up as follows:

Companies	Percentage of shares composing the capital stock	2004
Direccion de Fabricas, S.A. de C.V. (holding company of glass container manufacturing companies)	41	$2,415,397
Gondi, S.A. de C.V.	7	200,113
Foreign investments (1)	40-81	121,356
		2,733,043
Others		43,469
		2,776,512
Less-Allowance for decline in book value		(67,502)
		$2,709,010

(1)   The figures shown in the consolidated financial statements do not include the financial position of Seeger Industrial, S.A., an investment grouped in foreign investments item, as the accounting policies followed by this subsidiary differ from those of the other companies comprising the Group. The investment in this subsidiary represents less than 0.02% of consolidated assets.

b)	The amount of the investment in shares of associates and non-consolidated subsidiaries includes the shareholding in the results of those entities amounting to $343,607 of profit.

6.	PROPERTY, PLANT AND EQUIPMENT, NET:

a)	The balance of this account is made up as follows:

	2004
Item	Net historical cost	Net restatement	Net total value
Land	$1,231,046	$3,077,850	$4,308,896
Machinery and equipment	10,714,899	7,072,370	17,787,269
Transportation equipment	1,848,645	505,392	2,354,037
Buildings and other structures	4,879,988	6,224,579	11,104,567
Computer equipment	317,483	23,179	340,662
Furniture and other equipment	408,658	122,111	530,769
Antipollution equipment	426,150	252,860	679,010
Construction in progress and advances to suppliers	5,309,922	376,831	5,686,753
	$25,136,791	$17,655,172	$42,791,963

Depreciation for the year amounted to $2,054,125.

b)
The Group’s Management estimates that completion of works in process and advances to suppliers will require an additional investment of approximately $5,938,000, to be applied to the construction of warehouses, offices and the acquisition and installation of new production lines and the expansion of factory production capacity. This work is to be completed during the exercise of 2005 and 2006.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
As of December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

7.	CONTINGENCIES AND COMMITMENTS:

a)
The Group has a pension and seniority premium plan to cover obligations established by its labor contracts and the Mexican Federal Labor Law. These compensations are claimed only after having worked a certain number of years.

-	As of the date of the consolidated financial statements the amount of the accrued liability for labor obligations upon retirement of the personnel is analyzed as follows:

Description	2004
Obligations for current benefits	$4,658,260
Additional amount for projected benefits	396,175
Obligations for projected benefits	5,054,435
Plan assets (trust fund)	(3,827,831)
1,226,604
Items to be amortized over a period of 16 to 22 years:
For adjustments to variances	(1,555,467)
For past services	(500,099)
Projected net assets	(828,962)

Additional liability made of:
Intangible assets	480,303
Adjustment to capital	979,521
Accrued liability	$630,862

-      The intangible assets and the adjustment to capital are created for those subsidiaries in which the trust funds and the net current liability are less than the obligations for current benefits.

-      Contributions to the trusts that manage the plan assets in the period amounted to $458,495. During the period payments made by the trusts to beneficiaries amounted to $198,874.

-      The net cost for the period amounted to $353,302, and was determined in the same manner as projected benefits obligations at an estimated real rate of return of 5%, and on average increase in salaries of 1.5% in both periods.

-      The tax provisions related to pension plan and retirement funds stipulate that investments in securities issued by the Company itself or by related parties must not exceed 10% of the overall reserve for these funds, when the securities in question are approved by the National Banking and Securities Commission. Should this percentage exceed the limit, the company will have until December 31, 2006 to comply with this requirement.

b)
There is an unmeasured liability for the severance payments that would have to be paid to personnel, in the cases provided for in the Mexican Federal Labor Law and the collective labor contract. During the period severance payments have been made for $267,171; $201,273 of this amount is presented in other income-net, corresponding to the Group restructuring severances.

c)
Groups’ Management recorded a reserve of $185,759 in order to support expenses from its restructuring group plan, which is estimated to be carried out by late April, 2005. It mainly involves mergers among Agencies. Expenses derived from this plan will be charged through out 2005.

d)
There are lawsuits filed before the authorities for different reasons. In the opinion of the Group's officers and lawyers, these matters will be resolved favorably. In any case, the result of the lawsuits will not substantially affect the consolidated financial situation nor the consolidated results of its operations.

e)
As of the date of the consolidated financial statements, there are purchasing commitments for the purchase of inventories, machinery and equipment in the amount of 164 millions of U.S. dollars approximately.

f)
In 2000 and 2001, straight-leasing agreements were signed for air transportation equipment, establishing mandatory terms of 10 and 7 years and monthly rent of 170,000 U.S. dollars and 24,000 U.S. dollars, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
As of December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

8.	COMMON STOCK:

As of December 31, 2004, common stock is comprised of 3,251,759,632 shares, with no par value, divided as follows:

Description	Amount
Fixed capital: Series A Class I shares -Without withdrawal rights, represented by 1,459,389,728 fully subscribed and paid-in common voting shares; these shares must always represent 56.10% of the total shares of the common stock with voting rights; and may be acquired directly or indirectly only by Mexican individuals or corporations (historical value)	$785,996
Variable capital: Series B Class II shares -Represented by 1,142,017,984 fully subscribed and paid-in common voting shares, which in no case may represent more than 43.90% of the total voting shares of the common stock, and will be subject to no subscription limitations (historical value)	1,085,855
Series C Class II shares -Represented by 650,351,920 fully subscribed and paid-in nonvoting shares; which in no case may represent more than 20% of the common stock (historical value)	967,801 2,839,652
Effect of restatement	11,840,332
$14,679,984

9.	COMPREHENSIVE INCOME:

The Grupo’s comprehensive income for the year is made up as follows:

Description	2004
Profit for the year	$8,106,450
Adjustment to capital for labor obligations upon retirement	18,061
Result from holding non-monetary assets	25,020
Comprehensive income	$8,149,531

10.	INCOME TAX, ASSET TAX, EMPLOYEES’ PROFIT SHARING AND RESTRICTIONS ON PROFITS:

a)	The income tax and asset tax provision as of December 31 is made up as follows:

Item	2004
Income tax incurred	$4,333,493
Asset tax	35,888
Deferred income tax	(434,567)
$3,934,814

b)
As a result of the amendments to the Income Tax Law made in 2001 and in effect since January 1, 2002, the income tax rate has been reduced annually since 2003 so that it will reach the nominal rate of 32% in 2005. Subsequently, on January 1, 2005, new amendments were made to Income Tax Law regarding the annual reduction of the tax rate until it reaches the nominal rate of 28%, in 2007. The income tax caused in the period was determined applying the rate of 33% to the fiscal result. The rate used to calculate deferred income tax was 28%. This change in rate resulted in a liability reduction of $969,988 that increased stockholders’ equity.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
As of December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

c)	Deferred taxes and employee’s profit sharing - The main temporary items giving rise to this liability at the date of these consolidated financial statements are analyzed as follows:

Item	2004
Fixed assets and other assets	$5,408,775
Inventories	1,437,765
Labor obligations upon retirement	249,428
Others	478,166
Subtotal	7,574,134

Tax credits corresponding to:
Asset tax recoverable	(92,993)
Tax losses	(8,533)
Total deferred tax liability	7,472,608

Deferred employees’ profit sharing	291,376

Total deferred tax and employees’ sharing	$7,763,984

d)
At the date of the consolidated balance sheet, there are tax losses that will affect the consolidated tax result by $26,809 that can be amortized against future tax profits, after restatement. In this year, prior years’ tax losses in the amount of $11,573, at historical values, have been amortized.

e)	Asset tax is calculated by applying the rate of 1.8% over the net amount of certain assets and liabilities and is paid only when asset tax exceeds income tax of the year.

f)	Employees’ profit sharing is calculated by applying the rate of 10% over the amount determined in accordance with the special rules set forth in the Income Tax Law.

Fiscal regulations in effect since January 2005, establish that the contributors could decide whether to consider the inventory stock as a taxable income as of December 31, 2004, approvising them to follow the first-in, first-out method, or not to deduct the final inventory balance at the date mentioned, when it will be consumed or sold. For this reason, the Group has recorded a deferred employees’ profit sharing liability against income of the year for $291,376.

Employees’ profit sharing provision as of December 31, is made up as follows:

Item	2004
Current employees’ profit sharing	$1,202,390
Deferred employees’ profit sharing	291,376
$1,493,766

g)
At the date of the consolidated financial statements, there is asset tax in the amount of $211,088, which can be refunded in the following ten years, after restatement, provided income tax exceeds asset tax in any of those periods.

-
Certain companies incurred no income tax, and therefore, the asset tax for the year is considered as an account receivable for those companies when there is certainty that said amount can be credited against income tax in future periods; this is shown in the consolidated balance sheet, together with deferred tax, as provided for in Statement D-4 by $92,993.

-
Asset tax incurred by the controlled companies, where there is no certainty that the tax can be recovered and it exceeds income tax, was charged directly to results for the period, and amounted to $35,888.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
As of December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

h)
Grupo Modelo S.A. de C.V., together with its direct and indirect subsidiaries, is authorized to determine income tax as per the tax consolidation regime, as specified in the Income Tax Law. The main points of the consolidated tax result are as follows:

-      The consolidation percentage of shareholding in subsidiaries is determined by multiplying the real participation of the controlling company in the controlled companies by a factor of 0.60. Controlled companies’ unamortized prior years’ tax losses included in the determination of the consolidated tax result before the year 1998, and which are to be amortized against tax profits generated in the year, are considered at the shareholding percentage. Fiscal disposition in effect January 1st, 2005, establish that the tax result of each controlled company will be multiply by percentage of direct or indirect shareholding.

-      Until 2004 the consolidated tax result must be multiplied by a factor of 0.60.

-      Those companies, in which the direct or indirect participation through another controlled company does not exceed 50%, must not be included in the consolidation process.

-      Tax losses of the controlling or controlled companies arising on an individual basis may not be amortized under current tax dispositions, but must be added to the consolidated profit from the consolidated tax result of the period in which the right is lost.

i)	In the event of capital distribution (in cash or assets), retained earnings are subject to income tax payable by the company which is considered to be a final payment, on the basis of the following:

-      Dividends paid out from the Net Tax Income Account (CUFIN) are not subject to income tax. Any amount paid in excess is subject to 33% income tax in 2004 on the result of multiplying the dividend paid by the factor of 1.4925; the corresponding tax may be credited against the company’s income tax determined in the current year or over the following two years. Dividends paid are not subject to any withholding tax.

-      Dividends arising from the Net Reinvested Tax Income Account (CUFINRE) are subject to a 5% income tax rate. The rate is 3% for net reinvested tax profit raised in 1999.

-      In 1999, the income tax rate was changed, with the general rate established at 35%, implementing a deferral program for profit reinvestment, and applying the 30% rate to reinvested tax profits. The remaining 5% tax becomes payable in the period in which said reinvested tax profits are decreed as dividends. This procedure remained in effect up to 2001, and the tax deferral from CUFINRE will not be applied until dividends are paid in future years.

-      In this period dividends in the amount of $2,771,475 at historical value has been decreed. The amount of $2,496,777 comes from the CUFINRE and caused income tax for distribution of reinvested in the amount of $191,939, figure that was reserved in prior years and the amount of $274,698 was distributed from CUFIN.

-      As of the date of the consolidated financial statements, the balances of the net tax income account are as follows:

Item	2004
CUFIN	$18,993,626
CUFINRE	--

j)
In the event of a capital reduction, the excess of stockholders’ equity over the Tax Account of contributed capital, the latter restated in accordance with the procedures established in the Income Tax Law, is accorded the same tax treatment as dividends.

k)
During the period, minority interest was purchased in some subsidiaries; this purchase represents 4.4% of its total. Contributions related to changes in prior years retained earnings, representing 3.4% net of deferred tax are included in the others item under Note 10c., were also received from minority stockholders’.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
As of December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

11.	TRANSACTIONS WITH NON-CONSOLIDATED RELATED COMPANIES:

The main transactions entered into with non-consolidated related companies are analyzed as follows:

Description	2004
Purchases of:
Containers and packaging	$4,515,445
Raw materials	354,692
Machinery	169,519
$5,039,656
Sales of:
Recyclable materials	$141,328
Machinery and maintenance services	4,299
Freights and services charges	117
$145,744

12.	FOREIGN-CURRENCY POSITION AND TRANSACTIONS:

a)	As of the consolidated balance-sheet date, the Group has the following position in thousands of U.S. dollars:

Description	2004
Assets	117,534
Liabilities	37,053

b)	These currencies are valued at the following exchange rates:

	Assets	Liabilities
At the market exchange rate of $11.00 pesos for assets and $11.16 pesos for liabilities per U.S. dollar	$1,292,874	$413,511

c)	At the date of the consolidated financial statements, there were inventories amounting to 59,071 thousand U.S. dollars, which, for the most part can only be acquired abroad.

d)	During the year, the following operations were carried out in thousands of U.S. dollars:

Description	2004
Exportation of finished goods	1,135,841
Collection of royalties	132,442
Exportation of packaging and other materials	18,534
1,286,817
Purchase of inventories	134,270
Freight, advertising, taxes and duties, and other items	185,067
Purchase of machinery and payment of other services	119,556
Purchase of spare parts	20,802
459,695
Net	827,122

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Grupo Modelo, S. A. de C. V. and Subsidiaries
As of December 31, 2004 (Amounts in thousands of constant Mexican pesos as of December 31, 2004)

13.	INFORMATION PER SEGMENT:

Segment data is analyzed as follows:

2004	Income	Consolidated Net Profit	Identifiable Assets
Domestic	$32,101,713	$5,788,005	$72,525,470
Exports	12,712,090	2,318,445	940,225	(1)
	$44,813,803	$8,106,450	$73,465,695

(1) This amount solely includes assets related with beer distribution abroad.

14.	FINANCIAL INSTRUMENTS:

a)
Financial instruments potentially subject to risk concentration consist mainly of accounts receivable and temporary investments. The Group places cash 53 surpluses at prestigious credit institutions. Credit risk concentration concerning accounts receivable is limited, due mainly to the large number of customers and their geographic distribution. The Group considers that the allowance for doubtful accounts properly covers those that could represent a risk of recovery, and continually monitors their behavior. When necessary, the estimation is adjusted.

b)
Under Statement C-2 "Financial Instruments”, the Group has carried out some derivative financial instrument transactions, which has been set as hedge due to they mitigate the exposure to volatility in price of consumables.

15.	NEW ACCOUNTING PRONOUNCEMENTS:

The following accounting standards, which were issued by the IMCP, went into effect on January 1, 2005. Management considers that the adoption of these standards will not have a significant effect on the financial information:

a)
Statement B-7, “Acquisitions of Businesses”, which establish, among other things, the purchase method as the only method of accounting for the acquisition of a business, changes to the accounting treatment of goodwill, eliminating the amortization of goodwill as from the date on which that statement went into effect and making it subject instead to annual impairment tests. The statement also provides specific rules for the acquisition of minority interests and the transfer of assets or the exchange of shares between entities under common control.

b)
Amendments to Statement C-2, “Financial Instruments”, went into effect on January 1, 2005. Its provisions require that the effects of valuing investments available for sale be recorded in stockholders equity and not income for the year, and include rules for determining the effects of impairment of financial instruments.

c)
Statement C-10 “Derivative Financial Instruments and Coverage Operations” went into effect on January 2005. This Statement, besides detailing recording, valuation and disclosure criteria applicable to all derivative financial instruments, requires that the effectiveness of hedges of cash flows and of net investment in subsidiaries located abroad be evaluated and the effective portion of the gains or losses on hedging instruments be recognized within comprehensive income.

d)
The amendments to Statement D-3, Labor Obligations, went into effect on January 1, 2005. These amendments provide additional valuation and disclosure rules for recognizing severance payments due to causes other than restructuring.